Exhibit 99.1

GSI Group Reschedules Shareholders Meeting

Bedford, MA, April 27, 2010: GSI Group Inc. (GSIGQ) (the “Company”), a supplier of precision technology products and semiconductor systems, today announced that the annual meeting of the Company’s shareholders has been rescheduled from April 30, 2010 to September 30, 2010. Shareholders of record as of the close of business on August 12, 2010 are entitled to notice and to vote at the meeting. The shareholder meeting will be held at the Company’s headquarters, 125 Middlesex Turnpike, Bedford, Massachusetts 01730.

The Board has concluded that rescheduling the meeting date is in the best interests of the Company and, among other reasons, was chosen in order to allow sufficient time for the completion of efforts contemplated by the Company’s previously announced Joint Chapter 11 Plan of Reorganization, as amended, and completion of the Company’s financial statements for the fiscal year ended December 31, 2009.

This annual meeting date represents a change of more than thirty days from the anniversary of the Company’s last annual meeting of shareholders. The deadline for shareholders to timely submit to the Company proposals to be considered for inclusion in the Company’s proxy statement for the upcoming annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is June 14, 2010. In addition, the deadline for shareholders to timely submit to the Company matters to be brought before the annual meeting is June 14, 2010. Proposals should be directed to the attention of Anthony Bellantuoni, GSI Group Inc., 125 Middlesex Turnpike, Bedford, Massachusetts 01730.

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink Sheets OTC Markets Inc. (GSIGQ).

For more information contact:

GSI Group Inc. Investor Relations

Telephone: 781-266-5137

Email: InvestorRelations@gsig.com